EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 27, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2009 3RD QTR RESULTS
Horsham, PA, August 27, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported final results for its third quarter ended July 31, 2009.
In FY 2009’s third quarter, the Company reported a net loss of $472.3 million, or $2.93 per share diluted. The Company’s results were impacted by non-cash federal and state deferred tax asset valuation allowances of $439.4 million, and non-cash pre-tax write-downs totaling $115.0 million. Excluding write-downs, the Company’s pre-tax earnings were $3.7 million.
In FY 2008’s third quarter, the Company reported a net loss of $29.3 million, or $0.18 per share diluted, which was impacted by non-cash pre-tax write-downs totaling $139.4 million and a non-cash state deferred tax valuation allowance of $4.5 million. Excluding write-downs, FY 2008’s third-quarter pre-tax earnings were $84.6 million.
The Company ended FY 2009’s third quarter with a net-debt-to-capital ratio(1) of 14.5%, compared to 18.0% at FY 2008’s third-quarter-end. At FY 2009’s third-quarter-end, the Company had $1.66 billion in cash and $1.35 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.
For the first nine months of FY 2009, the Company reported a net loss of $644.4 million, or $4.00 per share diluted. The Company’s results were impacted by $443.7 million of non-cash federal and state deferred tax asset valuation allowances and non-cash pre-tax write-downs totaling $391.2 million. This compared to FY 2008’s first nine months, in which the Company reported a net loss of $219.0 million, or $1.38 per share diluted, which was impacted by non-cash pre-tax write-downs totaling $673.0 million, a non-cash state deferred tax valuation allowance of $13.0 million, and $40.2 million of other pre-tax income attributable to net proceeds received from a condemnation judgment. Excluding write-downs, the Company’s FY 2009 nine-month pre-tax earnings were $1.5 million. Excluding write-downs and the condemnation judgment proceeds, FY 2008’s nine-month pre-tax earnings were $272.0 million.
Robert I. Toll, chairman and chief executive officer, stated: “While our FY 2009 third-quarter results reflect continuing challenging housing market conditions, we do see signs for optimism. As recently reported, for the first time since our FY 2005 fourth quarter, our third quarter total net signed contracts were ahead in units compared to one year ago: With 22% fewer selling communities during the quarter, that translated to a 32% improvement in per-community (“same-store”) net signed contracts in FY 2009’s third quarter versus FY 2008’s third quarter.
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“For the first time in three years, the number of homes in our backlog grew compared to the prior quarter, reversing a twelve-quarter trend. And, four weeks into our fourth quarter, our per-community deposits, the non-binding precursor to signed contracts, are running 26% ahead of last year’s comparable period.
“FY 2009 third-quarter cancellations totaled 78, compared to 161 in FY 2009’s second quarter and 195 in FY 2008’s third quarter. Our FY 2009 third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) of 8.5% was the lowest since FY 2006’s second quarter. This compared to a rate of 21.7% in FY 2009’s second quarter, and 19.4% in FY 2008’s third quarter. As a percentage of beginning-quarter backlog, FY 2009’s third-quarter cancellation rate was 4.9%, the lowest in three years. This compared to 9.8% in FY 2009’s second quarter and 6.4% in FY 2008’s third quarter.
“We believe declining cancellations and more solid demand indicate that the housing market is stabilizing. We are reducing incentives and raising prices in selected communities. We believe that customers are recognizing that now is the time to get into the market to take advantage of near-record affordability and what is still, for now, a buyer’s market.
“Our cautious optimism is reflected in encouraging data released this week from several sources related to housing and consumer confidence. On Tuesday, The S&P/Case-Shiller Index (www2.standardandpoors.com) reported that “home prices are on an upswing”: The index rose 1.4 percent in June from the previous month, which was the second consecutive month-over-month gain and the largest gain since June 2005. Home prices rose in 18 of 20 metropolitan areas. That same day, The Conference Board (www.conference-board.org) announced that its Consumer Confidence Index had shown a significant rebound, particularly the longer term “Expectations Index”, which improved considerably and is now at its highest level since December 2007. And yesterday, the U.S. Commerce Department reported that new home sales in July had their biggest increase since February 2005, and that the number of months’ supply of new homes on the market - 7.5 months - was the lowest since April 2007.”
Toll Brothers’ FY 2009’s third-quarter deliveries and revenues of 792 units and $461.4 million were down 36% and 42%, respectively, compared to FY 2008’s third-quarter results. FY 2009’s nine-month deliveries and revenues of 2,105 units and $1.27 billion were down 43% and 48%, respectively, compared to FY 2008’s nine-month results.
FY 2009’s third-quarter net signed contracts of 837 units and $447.7 million rose 3% in units and declined 5% in dollars compared to FY 2008’s third-quarter results. FY 2009’s nine-month net signed contracts of 1,685 units and $873.9 million were down 29% and 35%, respectively, compared to FY 2008’s nine-month results.
FY 2009’s third-quarter-end backlog of 1,626 units, or $930.7 million, declined 37% in units and 47% in dollars compared to FY 2008’s third-quarter-end backlog. FY 2009’s third-quarter-end backlog was up 3% in units compared to FY 2009’s second-quarter-end backlog of 1,581 units, marking the first time that backlog units had increased from one quarter to the next in more than three years.
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Toll Brothers ended FY 2009’s third quarter with 215 selling communities, down from 290 at FY 2008’s third-quarter-end.
During FY 2009’s third quarter, the Company retired $295 million of public debt: its next public debt maturity - totaling $48 million - does not occur until FY 2012. The Company ended FY 2009’s third quarter with $1.66 billion of cash, compared to $1.96 billion at FY 2009’s second-quarter-end, and $1.50 billion one year ago. The decrease in cash at FY 2009’s third-quarter-end versus FY 2009’s second-quarter-end was primarily attributable to the use of $304 million in the third quarter for the retirement of debt and related costs.
The Company generated approximately $100 million of cash from operations, paid down $338 million of debt plus related costs, and paid $70 million of taxes in FY 2009’s third quarter.
Joel H. Rassman, chief financial officer, stated: “As previously disclosed, during FY 2009’s third quarter, the Company determined that, for accounting purposes, a non-cash federal deferred tax asset valuation allowance of $416.8 million was required, as well as a $22.6 million state deferred tax asset valuation allowance. For federal income tax purposes, the Company has 20 years in which to utilize any losses, beginning from the time the loss is recognized. Since the significant majority of this asset was attributed to impairments taken only for book purposes, our 20-year period has not yet commenced. Additionally, in future periods where we report income, we will reverse the applicable valuation allowances. The Company expects that the remaining federal deferred tax asset of $151.7 million will be recovered in cash as a result of filing our 2009 tax return.
“Given the numerous uncertainties related to our business, we will not provide earnings guidance at this time. However, subject to the caveats contained in our Statement on Forward-Looking Information included in this release and in our other public filings, we offer the following limited guidance:
“Based on FY 2009’s deliveries to-date, our FY 2009 third-quarter-end backlog and the pace of activity at our communities, we have updated our estimate of units delivered for the balance of FY 2009. We currently estimate that we will deliver between 475 and 725 homes in FY 2009’s fourth quarter and between 2,580 and 2,830 for the full FY 2009. We project an average delivered price for homes to be delivered in FY 2009’s fourth quarter of between $550,000 and $575,000 per home.
“We believe that, as a result of incentives and slower delivery paces per community, our cost of sales as a percentage of revenues in FY 2009’s fourth quarter, before taking into account interest and write-downs, will be higher than in FY 2008’s fourth quarter. We continue to estimate a reduction in absolute dollars expended for SG&A in FY 2009’s fourth quarter, compared to FY 2008’s fourth quarter. However, as we expect lower revenues in FY 2009’s fourth quarter than in FY 2008’s fourth quarter, we expect our SG&A expense will be higher as a percentage of revenues in FY 2009’s fourth quarter than in FY 2008’s fourth quarter.”
Toll Brothers’ financial highlights for the third quarter and nine months ended July 31, 2009 (unaudited):
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•	FY 2009’s third-quarter net loss was $472.3 million, or $2.93 per share diluted, compared to FY 2008’s third-quarter net loss of $29.3 million, or $0.18 per share diluted.

•	FY 2009’s third-quarter net loss was impacted by non-cash pre-tax inventory and joint-venture-related write-downs of $115.0 million, and non-cash federal and state deferred tax asset valuation allowances of $439.4 million.

•	In the three months ended July 31, 2009, the Company recorded non-cash valuation allowances of $416.8 million against its federal deferred tax asset and $22.6 million against its state deferred tax assets following an assessment of the recoverability of its deferred tax assets under SFAS 109. The Company believes that the extended downturn in the housing market, the uncertainty as to its duration and the Company’s recent losses, due primarily to recognition of impairment charges, are significant evidence of the need for such an allowance.

•	As of July 31, 2009, the Company still had an unreserved federal deferred tax asset of $151.7 million, which represents the amount of refund it anticipates from the filing of its 2009 tax return in early 2010. The Company anticipates a 2009 tax loss primarily through the recognition for tax purposes of previously recognized book impairments. This tax loss will be carried back against 2007 taxable income to generate the tax refund.

•	For federal income tax purposes, the Company is permitted to carry forward tax losses for 20 years against taxable income. To date, the Company has not generated tax losses to carry forward. The Company will reverse a portion of the valuation allowance in any period that it reports income in the future. In addition, at such time as sufficient evidence exists under the criteria of SFAS 109, the Company may reverse all of the remaining federal and a portion of the state valuation allowances.

•	In FY 2008, third-quarter pre-tax write-downs totaled $139.4 million.

•	Excluding write-downs, FY 2009’s third-quarter pre-tax earnings were $3.7 million. Excluding write-downs, FY 2008’s third-quarter pre-tax earnings were $84.6 million.

•	FY 2009’s nine-month net loss was $644.4 million, or $4.00 per share diluted, compared to FY 2008’s nine-month net loss of $219.0 million, or $1.38 per share diluted.

•	FY 2009’s nine-month net loss was impacted by non-cash pre-tax write-downs of $391.2 million and non-cash deferred tax asset valuation allowances of $443.7 million.

•	Excluding write-downs, FY 2009’s nine-month pre-tax earnings were $1.5 million.

•	FY 2008’s nine-month net loss was impacted by pre-tax write-downs of $673.0 million, a state deferred tax asset valuation allowance of $13.0 million, and $40.2 million (pre-tax) of other income attributable to net proceeds received by the Company from a condemnation judgment.
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•	Excluding write-downs and the benefit from the condemnation proceeds, pre-tax earnings were $272.0 million for FY 2008’s nine-month period.

•	In the Company’s FY 2009 third-quarter and nine-month periods, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $20.1 million and $35.4 million, respectively, compared to $39.9 million and $62.0 million, respectively, in the comparable periods of FY 2008. The Company’s share of the profits or losses from the delivery of these homes is included in “(Loss) Earnings from Unconsolidated Entities” on the Company’s Statement of Operations. In addition, at July 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $20.3 million.

•	FY 2009’s third-quarter total revenues of $461.4 million (792 units) decreased 42% from FY 2008’s third-quarter total revenues of $796.7 million (1,244 units). FY 2009’s nine-month total revenues of $1.27 billion (2,105 units) decreased 48% from FY 2008’s nine-month total revenues of $2.46 billion (3,664 units).

•	The Company signed 915 gross contracts totaling $502.6 million in FY 2009’s third quarter, a decline of 9% and 15%, respectively, compared to the 1,007 gross contracts totaling $588.1 million signed in FY 2008’s third quarter.

•	The Company signed 2,081 gross contracts totaling $1.16 billion in FY 2009’s first nine months, a decline of 34% and 38%, respectively, compared to the 3,148 gross contracts totaling $1.89 billion signed in FY 2008’s first nine months.

•	In FY 2009, third-quarter cancellations totaled 78. This compared to 161, and 157, respectively, in FY 2009’s second and first quarters; 233, 195, 308, and 257 respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317 respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

•	FY 2009’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 8.5%, the lowest since FY 2006’s second quarter. This compared to 21.7% and 37.1%, respectively in FY 2009’s second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•	As a percentage of beginning-quarter backlog, FY 2009’s third-quarter cancellation rate was 4.9%, the lowest in three years. This compared to 9.8% and 7.7%, respectively, in FY 2009’s second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.
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•	The average value per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s third quarter was $549,000, $704,000 and $535,000, respectively, compared to $563,000, $746,000 and $513,000, respectively, in FY 2009’s second quarter, and $584,000, $606,000 and $579,000, respectively, in FY 2008’s third quarter.

•	The Company’s FY 2009 third-quarter net contracts of 837 units, or $447.7 million, increased 3% in units and declined 5% in dollars compared to FY 2008’s third-quarter net contracts of 812 units, or $469.9 million. This marked the first quarter in four years, dating back to FY 2005’s fourth quarter, in which contracts exceeded the prior year’s comparable-quarter contracts, and only the fourth time in Company history that third-quarter contracts exceeded second-quarter contracts. The increase in net contracts was generated despite the Company’s having approximately 22% fewer selling communities during FY 2009’s third quarter than during FY 2008’s third quarter, which meant that, on a per community basis, its net contracts were up approximately 32%.

•	FY 2009’s nine-month net contracts of 1,685 units, or $873.9 million, were down by 29% and 35%, respectively, compared to FY 2008’s nine-month net contracts of 2,388 units, or $1.34 billion.

•	In FY 2009, third-quarter-end backlog of 1,626 units, or approximately $930.7 million, declined by 37% and 47%, respectively, compared to FY 2008’s third-quarter-end backlog of 2,592 units, or $1.75 billion.

•	The Company ended FY 2009’s third quarter with $1.66 billion of cash, compared to $1.96 billion at FY 2009’s second-quarter-end, and $1.50 billion one year ago. The Company generated approximately $100 million of cash from operations, paid down $338 million of debt plus related costs, and paid $70 million of taxes in FY 2009’s third quarter.

•	At FY 2009’s third-quarter-end, the Company had $1.35 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.

•	The Company’s Stockholders’ Equity of $2.61 billion at FY 2009’s third-quarter-end was down 15% compared to $3.08 billion at FY 2009’s second-quarter-end, and down 21% compared to $3.30 billion at FY 2008’s third-quarter-end. The decline in FY 2009’s third-quarter-end stockholders’ equity was primarily attributable to the non-cash write-downs and non-cash deferred tax asset valuation allowances outlined above.

•	The Company ended FY 2009’s third quarter with approximately 35,400 lots owned and optioned, compared to approximately 36,600 at the prior-quarter-end and approximately 48,500 at FY 2008’s third-quarter-end: Its total of owned and optioned lots peaked at approximately 91,200 at FY 2006’s second-quarter-end.

•	The Company ended FY 2009’s third quarter with 215 selling communities compared to 240 selling communities at FY 2009’s second-quarter-end and 258 at FY 2009’s first-quarter-end. The Company now expects to end FY 2009 with approximately 205 (or fewer) selling communities, down approximately 37% from its peak of 325 selling communities at FY 2007’s second-quarter-end.
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•	The Company’s SG&A expenses in FY 2009’s third quarter totaled $68.6 million, which included a reversal of $4.6 million in previously expensed interest. Excluding the reversal, this was a reduction of 29% from FY 2008’s third-quarter SG&A of $103.1 million.

•	Subject to the caveats outlined in this release and in the statement on Forward Looking Information contained herein and its other public filings, the Company offered the limited guidance that follows:

•	The Company currently estimates it will deliver between 475 and 725 homes in the FY 2009’s fourth quarter, which would result in deliveries for full year FY 2009 of between 2,580 and 2,830 homes.

•	The Company expects that the price of homes delivered in the fourth quarter of FY 2009 will average between $550,000 and $575,000.

•	Primarily due to increased incentives and fewer deliveries per community, the company projects FY 2009’s fourth-quarter cost of sales will be higher than FY 2008’s fourth-quarter cost of sales.

•	Additionally, although the Company believes that in absolute dollars FY 2009’s fourth-quarter SG&A will be lower than the SG&A in FY 2008’s fourth quarter, as a result of lower projected revenues, it believes SG&A will be higher as a percentage of revenue.

•	The Company expects that interest expense included in SG&A in FY 2009’s fourth quarter will be higher than the $1.2 million included in SG&A in FY 2009’s third quarter.

(1)	Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash, divided by total debt minus mortgage warehouse loans minus cash plus stockholders’ equity.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, August 27, 2009, to discuss these results and its outlook for the remainder of FY 2009. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through October 31, 2009. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
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Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the home building industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers – Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; joint ventures in which the Company is involved; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; legal proceedings to which the Company is a party; potential exposure relating to construction defect, product liability and home warranty issues and the possible impact of any claims relating thereto; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage, and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,657,567	$1,633,495
Inventory	3,475,433	4,127,475
Property, construction and office equipment, net	74,420	86,462
Receivables, prepaid expenses and other assets	83,201	113,762
Mortgage loans receivable	51,149	49,255
Customer deposits held in escrow	19,474	18,913
Investments in and advances to unconsolidated entities	144,555	151,771
Income tax refund receivable	61,626
Deferred tax assets, net	151,700	405,703

	$5,719,125	$6,586,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$515,534	$613,594
Senior notes	1,536,691	1,143,445
Senior subordinated notes	47,872	343,000
Mortgage company warehouse loan	33,290	37,867
Customer deposits	97,809	135,591
Accounts payable	85,773	134,843
Accrued expenses	626,267	738,596
Income taxes payable	157,850	202,247

Total liabilities	3,101,086	3,349,183

Minority interest	5,283

Stockholders’ equity
Common stock	1,613	1,604
Additional paid-in capital	301,788	282,090
Retained earnings	2,309,264	2,953,655
Treasury stock	(145)	(21)
Accumulated other comprehensive income	236	325

Total stockholders’ equity	2,612,756	3,237,653

	$5,719,125	$6,586,836

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except share data)
(unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Revenues	$1,268,725	$2,457,037	$461,375	$796,711

Cost of revenues	1,445,288	2,449,401	511,548	738,926
Selling, general and administrative expenses	235,726	333,127	68,617	103,104

	1,681,014	2,782,528	580,165	842,030

Loss from operations	(412,289)	(325,491)	(118,790)	(45,319)
Other:
(Loss) income from unconsolidated entities	(8,355)	(135,756)	(3,739)	(30,113)
Interest and other	32,982	100,486	11,265	20,637
Expenses related to early retirement of debt	(2,067)

Loss before income taxes	(389,729)	(360,761)	(111,264)	(54,795)
Income tax benefit	254,662	(141,772)	361,067	(25,500)

Net loss	$(644,391)	$(218,989)	$(472,331)	$(29,295)

Loss per share:
Basic	$(4.00)	$(1.38)	$(2.93)	$(0.18)

Diluted	$(4.00)	$(1.38)	$(2.93)	$(0.18)

Weighted average number of shares:
Basic	161,026	158,398	161,245	158,761
Diluted	161,026	158,398	161,245	158,761

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Nine Months Ended			Three Months Ended
	July 31,			July 31,
	2009	2008		2009	2008
Impairment charges recognized:
Cost of sales	$379,928	$526,729		$109,676	$105,990
Loss from unconsolidated entities	11,300	146,251		5,300	33,434

	$391,228	672,980		$114,976	$139,424

Depreciation and amortization	$18,011	$22,352		$5,913	$7,154

Interest incurred	$87,527	$93,205		$31,236	$29,524

Interest expense:
Charged to cost of sales	$55,138	$67,166		$23,403	$23,082
Charged to selling, general and administrative expense	1,792			(3,453)
Charged to interest income and other	1,729	174		1,617	100

	$58,659	$67,340		$21,567	$23,182

Home sites controlled:
Owned	30,843	32,934	*
Optioned	4,555	15,573	*

	35,398	48,507	*

* Corrected Numbers

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	250	339	$145.5	$221.8
Mid-Atlantic	228	360	129.7	214.4
South	152	295	83.1	144.4
West	162	250	103.1	210.5
Other (b)				5.6

Total consolidated	792	1,244	$461.4	$796.7

CONTRACTS

North	246	250	$119.6	$148.1
Mid-Atlantic	259	274	138.1	143.5
South	160	132	81.2	71.3
West	172	156	108.8	107.0

Total consolidated	837	812	$447.7	$469.9

Backlog

North	619	1,075	$318.5	$738.9
Mid-Atlantic	481	724	287.1	477.0
South	322	472	163.8	279.5
West	204	321	161.3	259.2
Less revenue recognized on units remaining in backlog (b)				(4.3)

Total consolidated	1,626	2,592	$930.7	$1,750.3

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	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2009	2008	2009	2008

HOME BUILDING REVENUES (a)

North	690	941	$428.4	$658.6
Mid-Atlantic	630	1,094	364.5	668.3
South	391	868	212.0	434.2
West	394	761	263.8	656.9
Other (b)				39.1

Total consolidated	2,105	3,664	$1,268.7	$2,457.1

CONTRACTS

North	439	588	$184.3	$348.7
Mid-Atlantic	553	845	289.3	468.5
South	359	547	170.7	275.7
West	334	408	229.6	248.5

Total consolidated	1,685	2,388	$873.9	$1,341.4

(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and nine-month periods ended July 31, 2009 is as follows:

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2008	2008	2008
	Units	$ (Mill)	Units	$ (Mill)
North	11	$6.2	69	$40.9
South	—	—	13	37.8

	11	$6.2	82	$78.7

(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-months periods ended July 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended July 31,
Contracts	29	20	$17.8	$15.2
Revenues	30	59	$20.1	$39.9

Nine months ended July 31,
Contracts	50	56	$28.5	$43.2
Revenues	52	87	$35.4	$62.0

Backlog at July 31,	33	77	$20.3	$60.4

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